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                    June 1, 2021

       Andy Cring
       Chief Financial Officer
       eBay Inc.
       2025 Hamilton Avenue
       San Jose, CA 95125

                                                        Re: eBay Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 4,
2021
                                                            File No. 001-37713

       Dear Mr. Cring:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Marie Huber, General
Counsel